Exhibit 21

Subsidiaries of the Registrant

Parent

First Bancshares, Inc.

	Percentage	Jurisdiction or
Subsidiaries (a)	of Ownership	State of Incorporation

First Home Savings Bank	100%	Missouri

SCMG, Inc.	100%	Missouri
(formerly South Central
Missouri Title, Inc.)

Fybar Service Corporation (b)	100%	Missouri

First Home Investments, Inc.(b)	100%	Missouri
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(a)	The operation of the Company's wholly owned subsidiaries are included in the Company's Consolidated Financial Statements contained in the Annual Report attached hereto as Exhibit 13.
(b)	Wholly owned subsidiary of First Home Savings Bank.